Exhibit 99.1

Cambridge, MA, August 6, 2020 /Business Wire/ – Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK) (“Merrimack” or the “Company”) today announced its second quarter 2020 financial results for the period ended June 30, 2020.

“We are pleased by recent news releases from both Ipsen Pharmaceuticals and Elevation Oncology, which are conducting separate programs which could result in milestone payments to Merrimack. Ipsen announced receipt of Fast Track designation from the FDA for liposomal irinotecan (ONIVYDE®) and also recently presented Phase I/II clinical data evaluating liposomal irinotecan (ONIVYDE®) as an investigational first-line combination treatment for metastatic pancreatic cancer. Elevation Oncology has recently announced that it has raised $32.5 million in a Series A financing which will enable it to progress the clinical development of seribantumab” said Gary Crocker, Chairman of Merrimack’s Board of Directors. “In addition, Merrimack made continued progress in reducing our operating expenses during the second quarter of 2020, and we expect to see continued reductions during the second half of 2020.”

Second Quarter 2020 Financial Results

Merrimack reported net loss of $1.2 million for the second quarter ended June 30, 2020, or $0.09 per basic share, compared to a net loss of $9.4 million, or $0.71 per basic share, for the same period in 2019.

No research and development expenses were recognized for the second quarter ended June 30, 2020 compared to $4.7 million for the same period in 2019.

General and administrative expenses for the second quarter ended June 30, 2020 were $1.2 million, compared to $5.9 million for the same period in 2019.

As of June 30, 2020, Merrimack had cash and cash equivalents and investments of $15.7 million, compared to $16.6 million as of December 31, 2019.

As of June 30, 2020, Merrimack had 13.4 million shares of common stock outstanding.

Updates on Programs Underlying Potential Milestone Payments

Ipsen Pharmaceuticals

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On June 17, 2020 Ipsen Pharmaceuticals publicly announced that it had received FDA Fast Track designation for liposomal irinotecan (ONIVYDE®) as a first-line combination treatment for metastatic pancreatic cancer.

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On July 1, 2020 Ipsen Pharmaceuticals publicly announced that it has presented Phase I/II clinical data evaluating liposomal irinotecan (ONIVYDE®) as an investigational first-line combination treatment for metastatic pancreatic cancer at the ESMO World Congress on Gastrointestinal Cancer, and confirmed that is has initiated the NAPOLI-3 Phase III clinical study (NCT04083235) comparing the safety and efficacy of liposomal irinotecan + 5-fluorouracil/leucovorin (5-FU/LV) + oxaliplatin (OX) (NALIRIFOX) to gemcitabine + nab-paclitaxel in the first-line setting.

Elevation Oncology

•	On July 21, 2020 Elevation Oncology publicly announced that it had raised a $32.5 M Series A financing to support various activities including the clinical development of seribantumab.

About Merrimack

Merrimack Pharmaceuticals, Inc. is a biopharmaceutical company based in Cambridge, Massachusetts that is entitled to receive up to $450.0 million in contingent milestone payments related to its sale of ONIVYDE® to Ipsen S.A. in April 2017. Merrimack’s agreement with Ipsen does not require Ipsen to provide Merrimack with any information on the progress of ONIVYDE® clinical trials that is not publicly available. Merrimack is also entitled to receive up to $54.5 million in contingent milestone payments related to its sale of anti-HER3 programs to Elevation Oncology (formerly 14ner Oncology, Inc.) in July 2019. The Company is seeking potential acquirers for its remaining preclinical and clinical assets.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about Merrimack’s plans to seek to divest its preclinical and clinical assets, Merrimack’s rights to receive payments related to certain milestone events or whether such milestones will be achieved, if at all, the sufficiency of Merrimack’s cash resources and Merrimack’s strategic plan, including any potential distribution of additional cash. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ONIVYDE® may not demonstrate promising therapeutic effect or appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise prior to the initiation of planned clinical trials, during clinical trials or in the course of developing, testing or manufacturing that could lead Ipsen and Elevation Oncology and their partners and collaborators to fail to initiate or to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with Ipsen and Elevation Oncology’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials based upon ONIVYDE® and the anti-HER Program are subject to the ability of each of Ipsen and Elevation Oncology, respectively, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible. The inability of each of Ipsen and Elevation Oncology to successfully commercialize these development programs. The availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. In addition, press releases and other public statements by Ipsen and Elevation Oncology may contain forward-looking statements. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Annual Report on Form 10-K filed with the SEC on March 12, 2020, any subsequent quarterly report on Form 10-Q filed by Merrimack and the other reports Merrimack files with the Securities and Exchange Commission.

Contact

Tim Surgenor

ir@merrimack.com